EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086
gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $102.1 MILLION,

UP 56% FROM FIRST QUARTER OF 2002

     (Honolulu, Hawaii, April 16, 2003) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $102.1 million for the first quarter of 2003, up 56.0% from the same quarter of 2002, thanks largely to last year’s acquisition of United California Bank.

     “Both Bank of the West and First Hawaiian Bank continue to achieve double-digit percentage gains in income, and we’re also beginning to see the full benefits of the United California Bank acquisition,” said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer. “We reduced nonperforming assets and our loan loss reserve is at an historic high, reflecting current economic conditions.”

     United California Bank (UCB), which had assets of $10 billion, was acquired by BancWest on March 15, 2002, and merged with Bank of the West on April 1, 2002. “A year later, the integration process of UCB into Bank of the West has gone very well. We have a solid presence in Southern California and Bank of the West is now the third largest bank headquartered in the state,” said Don J. McGrath, President and Chief Operating Officer of BancWest and President and Chief Executive Officer of Bank of the West.

     Assets, loans, deposits. BancWest had total assets of $34.9 billion at March 31, 2003, up 4.8% from a year earlier. Loans and leases totaled $24.2 billion, essentially unchanged from the prior year. Deposits were $24.3 billion, up 1.0%.

     Loan loss reserve. BancWest’s allowance for credit losses was 1.64% of total loans and leases at March 31, 2003, compared to 1.59% at March 31, 2002 and 1.58% at December 31, 2002.

     Credit quality. BancWest’s nonperforming assets were 0.97% of loans and foreclosed properties at March 31, 2003, an improvement from 1.06% at March 31, 2002 and 1.01% at December 31, 2002.

     Continued revenue growth. Overall revenues for the quarter, defined as net interest income plus noninterest income, were up 42.8% from the same quarter a year earlier.

     Higher net interest income. Net interest income grew 40.4% over the first quarter of 2002, due to 43.8% growth in average earning assets, primarily from the United California Bank acquisition. Net interest margin for the quarter was 4.47%, compared with 4.57% for the same quarter a year ago.

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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $34.9 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (297 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

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